Exhibit 8.1
October 9, 2007
Entertainment Properties Trust
30 West Pershing Road, Suite 201
Kansas City, Missouri 64108
J.P. Morgan Securities Inc.
277 Park Avenue
New York, NY 10172
          Re:     Entertainment Properties Trust: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Entertainment Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with the public offering and sale by the Company of 1,610,000 shares of Common Shares of beneficial interest (which includes 210,000 shares to cover over-allotments, if any) (collectively, the “Securities”), pursuant to a registration statement on Form S-3, under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on February 28, 2007, 2007, File No. 333-140978 (as amended and supplemented from time to time, the “Registration Statement”), and the prospectus dated February 27, 2007 (the “Prospectus”) and prospectus supplement dated October 9, 2007 (the “Prospectus Supplement’). The Company is a real estate investment trust organized under the laws of the State of Maryland primarily for the purpose of acquiring and leasing certain real estate.
     You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust for U.S. federal income tax purposes (a “REIT”) under the provisions of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) the federal income tax status of the Company’s Partnerships (as defined in the attached Officers’ Certificate dated October 9, 2007); and (iii) the accuracy of the discussion of U.S. federal income tax consequences contained under the caption “U.S. Federal Income Tax Consequences” in the Prospectus, as amended and supplemented by the “Additional U.S. Federal Income Tax Considerations” in the Prospectus Supplement.
     In connection with rendering this opinion, we have reviewed such documents and made such inquiries as we have deemed appropriate for purposes of rendering this opinion. The Company has delivered certain representations to us as set forth in an Officers’ Certificate dated October 9, 2007 (the “Officer’s Certificate”), and, with the Company’s permission, we have relied upon such representations in giving this opinion. In rendering this opinion, we have assumed, with your consent, that (i) the statements and representations set forth in the Officers’ Certificate are true and correct, and (ii) the Officer Certificate has been executed by appropriate and authorized officers of the Company. Although we have not independently investigated the representations to us set forth in the Officers’ Certificate, nothing has come to our attention that would lead us to question the accuracy of any representation contained in the Officers’ Certificate.

Entertainment Properties Trust
J.P. Morgan Securities Inc.
October 9, 2007

     Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Code, Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, it is our opinion that (i) beginning with its taxable year ended December 31, 1997, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes, and its current and proposed method of operation (as represented in the Officers’ Certificate, the Prospectus and the Prospectus Supplement) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT for subsequent taxable years; (ii) the Company’s current method of operation (as represented in the Officers’ Certificate, the Prospectus and the Prospectus Supplement) will enable the Partnerships (as defined in the Officers’ Certificate) to be treated for U.S. federal income tax purposes as partnerships (or disregarded entities) and not as associations taxable as corporations or as publicly-traded partnerships; and (iii) the statements in the Prospectus under the caption “U.S. Federal Income Tax Consequences,” as amended and supplemented by the statements in the Prospectus Supplement under the caption “Additional U.S. Federal Income Tax Considerations,” to the extent that they describe matters of law or legal conclusions, are correct in all material respects.
     Any variation or difference in the facts from those set forth in the Officers’ Certificate may affect the conclusions stated herein. Moreover, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy such requirements.
     We confirm the accuracy of the discussion under the captions “U.S. Federal Income Tax Consequences” and “Legal Opinions” in the Registration Statement and Prospectus and the caption “Legal Matters” in the Prospectus Supplement and we consent to the reference to our firm in the Prospectus Supplement and the attachment of this opinion as an exhibit to the Registration Statement.
     This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court shall not be construed as or deemed to be a guarantee or insuring agreement. We disclaim any obligation to update this opinion for developments which may occur subsequent to the date hereof.
Very truly yours,
STINSON MORRISON HECKER LLP
/s/ Stinson Morrison Hecker LLP